Master Government Securities Trust
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 09/30/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended September 30, 2006.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/07/2006	$8,600	U.S. Treasury Bill	4.6205%	06/15/2006
08/23/2006	10,000	U.S. Treasury Bill	4.7120	08/24/2006
09/08/2006	6,530	U.S. Treasury Bill	4.8500	09/21/2006